UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): May 2, 2013

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

24025 Park Sorrento, Suite 410, Calabasas, CA 91302
(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197
(Issuer's telephone/facsimile numbers, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On May 1, 2013, NetSol Technologies, Inc.’s Pakistani subsidiary, NetSol Technologies, Ltd. posted the results of operations and financial conditions for the quarter ended March 31, 2013.  The results are posted on the Karachi Stock Exchange.  These results represent only the results of one subsidiary of NetSol Technologies, Inc. and are not representative of the results of the NetSol Technologies, Inc. on a consolidated basis.

The results NetSol Technologies PK are summarized as follows:

• Revenues increased by 58% over the corresponding quarter of fiscal 2011-12
• Gross profit ratio improved to 55% over corresponding quarter’s ratio of 48%
• Net income increased to Rs. 287 million compared with Rs. 157 million in corresponding quarter

NetSol PK reported revenues of Rs. 720 million, which represents a 58% increase as compared to Rs. 456 million reported for 3rd quarter of fiscal 2012. Gross profit in the third quarter rose to Rs. 393 million, as compared to Rs. 220 million reported in the comparative third quarter.

As a percentage to total sales, gross margin improved to 55% compared to 48% in the corresponding quarter. The company’s net profit margin also improved to 40%, compared with 34% achieved a year ago. Diluted earnings per share were 3.64 rupees per share compared to 2.02 rupees per share reported in the corresponding period of fiscal 2012.

The information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document field under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: May 2, 2013	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date: May 2, 2013	/s/ Boo-Ali Siddiqui
BOO-ALI SIDDIQUI
Chief Financial Officer